Exhibit 99.1

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Third-Quarter Financial Results for 2018

CHESTERFIELD, MO, November 9, 2018 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the third quarter of 2018.

Reliv reported net sales of $8.3 million for the third quarter of 2018 compared with net sales of $9.1 million in the third quarter of 2017. Net sales in the United States decreased by $583,000 in the third quarter of 2018, which represented an 8.2 percent decline in net sales when compared to the prior-year quarter. Net sales in Reliv’s foreign markets decreased by $149,000, or 7.5 percent, in the third quarter of 2018 compared with the prior-year quarter. Net sales in Asia and Mexico increased by 4.8 percent and 21.9 percent, respectively, in the third quarter of 2018, offset by decreases in all other regions. Net sales in Reliv’s foreign markets decreased by 3.3 percent during the third quarter of 2018 when the impact of foreign currency fluctuation is removed.

Reliv reported a net loss for the third quarter of 2018 of $542,000 (loss per diluted share of $0.29) compared to a net loss of $319,000 (loss per diluted share of $0.17) in the third quarter of 2017. The loss from operations for the third quarter of 2018 was $532,000 compared to a loss from operations of $334,000 in the same period in 2017. Results from operations were primarily impacted by the decline in net sales and gross margin, partially offset by a reduction in selling, general and administrative (“SGA”) expenses in the quarter. SGA expenses decreased to $3.8 million in the third quarter of 2018 compared to $4.3 million in the prior-year quarter.

Net sales for the first nine months of 2018 were $26.8 million, which represents a 15.9 percent decrease from the same period in 2017. Net sales in the United States decreased by 17.3 percent and net sales in Reliv’s foreign markets decreased by 10.9 percent in the first nine months of 2018 compared with the same period last year. Net sales in Reliv’s foreign markets decreased by 12.2 percent during the first nine months of 2018 when the impact of foreign currency fluctuation is removed.

Reliv reported a net loss of $1.8 million, or $0.95 per diluted share in the first nine months of 2018, compared to a net loss of $315,000 or $0.17 per diluted share in the same period of 2017.

Reliv celebrated its 30th anniversary at its distributor conference last month in Orlando. Among the presentations at the conference, the company introduced a new corporate website, which includes a new Distributor Resource Center that gives distributors easy and quick access to key training and sales tools. “These online capabilities are important to our future growth,” stated Ryan A. Montgomery, Chief Executive Officer.  “The world has changed in 30 years, and so has the industry, especially the last 5-10 years.  As we continue to build on the core foundation of our Reliv business, the key to our future growth will be a blend of online and offline methods that continue to build personal relationships and using technology to reach new people.  Success will happen for those that embrace traditional and new methods.”

In its international operations, Reliv has engaged Gabriela Moreno as a sales consultant in Mexico, and Reliv has also added Jo Ann Sy as the sales manager in its Philippines market. “These appointments confirm our commitment to our foreign operations,” said Mr. Montgomery. “These individuals will be key in accelerating the growth in each of the markets, and we look forward to their contributions to Reliv.”

Additional initiatives include:

●

Reliv held a Girlfriends’ Getaway weekend event in Dayton, OH in August. This event provided an introduction to the Reliv brand and the Fit3 platform to a large group of new customers and prospective customers in the region. Similar events are already in the works for 2019.

●

As a follow up to our launch of Reliv Now® with Whey in the spring of 2018, Reliv is launching ProVantage with Whey in the EU market. This provides a product with an alternative protein source to our second-largest market.

Reliv had cash and cash equivalents of $2.4 million as of September 30, 2018, compared to $3.3 million as of December 31, 2017. Net cash used in operating activities was $850,000 in the first nine months of 2018.

As of September 30, 2018, Reliv had 30,550 distributors and preferred customers – a decrease of 11.4 percent from September 30, 2017 – of which 3,250 are Master Affiliate level and above. The number of Master Affiliates decreased by 14.7 percent compared to the prior year total. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition and targeted solutions. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 14 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30	December 31
	2018	2017
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$2,372,837	$3,272,788
Accounts receivable, less allowances of $25,000 in 2018 and $26,300 in 2017	326,572	29,760
Accounts and note due from employees and distributors	140,562	138,497
Inventories	4,477,787	4,555,485
Other current assets	597,097	399,154

Total current assets	7,914,855	8,395,684

Other assets	3,718,778	3,916,551
Cash surrender value of life insurance	-	3,086,522
Net property, plant and equipment	5,332,691	5,677,239

Total Assets	$16,966,324	$21,075,996

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$4,239,689	$3,212,634
Current portion of long-term debt	-	3,045,421
Other noncurrent liabilities	518,180	453,354
Stockholders' equity	12,208,455	14,364,587

Total Liabilities and Stockholders' Equity	$16,966,324	$21,075,996

Consolidated Statements of Operations

	Three months ended September 30		Nine months ended September 30
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$7,817,526	$8,385,999	$25,129,503	$29,479,924
Handling & freight income	519,519	683,324	1,670,522	2,373,809

Net Sales	8,337,045	9,069,323	26,800,025	31,853,733

Costs and expenses:
Cost of products sold	2,383,942	1,949,670	7,089,958	7,113,647
Distributor royalties and commissions	2,639,863	3,199,596	8,858,965	11,252,922
Selling, general and administrative	3,845,304	4,253,675	12,546,840	13,811,814

Total Costs and Expenses	8,869,109	9,402,941	28,495,763	32,178,383

Loss from operations	(532,064)	(333,618)	(1,695,738)	(324,650)

Other income (expense):
Interest income	22,633	25,277	70,132	76,630
Interest expense	(16,408)	(27,183)	(93,195)	(79,472)
Other income (expense)	(8,462)	(4,579)	8,241	40,517

Loss before income taxes	(534,301)	(340,103)	(1,710,560)	(286,975)
Provision (benefit) for income taxes	8,000	(21,000)	48,000	28,000

Net loss	$(542,301)	$(319,103)	$(1,758,560)	$(314,975)

Loss per common share - Basic	$(0.29)	$(0.17)	$(0.95)	$(0.17)
Weighted average shares	1,845,000	1,845,000	1,845,000	1,845,000

Loss per common share - Diluted	$(0.29)	$(0.17)	$(0.95)	$(0.17)
Weighted average shares	1,845,000	1,845,000	1,845,000	1,846,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended September 30,				Change from
	2018		2017		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$6,499	78.0%	$7,082	78.1%	$(583)	-8.2%
Australia/New Zealand	156	1.9%	224	2.5%	(68)	-30.4%
Canada	153	1.8%	200	2.2%	(47)	-23.5%
Mexico	128	1.5%	105	1.2%	23	21.9%
Europe	807	9.7%	891	9.8%	(84)	-9.4%
Asia	594	7.1%	567	6.2%	27	4.8%

Consolidated Total	$8,337	100.0%	$9,069	100.0%	$(732)	-8.1%

Net sales by Market
(in thousands)	Nine months ended September 30,				Change from
	2018		2017		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$20,505	76.5%	$24,791	77.8%	$(4,286)	-17.3%
Australia/New Zealand	565	2.1%	711	2.2%	(146)	-20.5%
Canada	557	2.1%	681	2.2%	(124)	-18.2%
Mexico	348	1.3%	352	1.1%	(4)	-1.1%
Europe	3,002	11.2%	3,399	10.7%	(397)	-11.7%
Asia	1,823	6.8%	1,920	6.0%	(97)	-5.1%

Consolidated Total	$26,800	100.0%	$31,854	100.0%	$(5,054)	-15.9%

The following table sets forth, as of September 30, 2018 and 2017, the number of our Active Distributors/Preferred Customers and Master Affiliates and above.  The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization.    Preferred Customers represent approximately 4,840 and 5,010 of the Active Distributor count as of September 30, 2018 and 2017, respectively.

Active Distributors/Preferred Customers and Master Affiliates and Above by Market

	As of 9/30/2018		As of 9/30/2017		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	20,390	2,290	23,860	2,750	-14.5%	-16.7%
Australia/New Zealand	1,010	80	1,180	110	-14.4%	-27.3%
Canada	570	80	710	80	-19.7%	0.0%
Mexico	850	80	730	60	16.4%	33.3%
Europe	3,210	380	3,940	440	-18.5%	-13.6%
Asia	4,520	340	4,070	370	11.1%	-8.1%

Consolidated Total	30,550	3,250	34,490	3,810	-11.4%	-14.7%